EXHIBIT 2.9

                       SUPPLEMENT TO SHAREHOLDER AGREEMENT

         This SUPPLEMENT TO SHAREHOLDER AGREEMENT is made this 13th day of April, 2000, by and between MedCom USA, Inc., a Delaware corporation ("PURCHASER") and Martin Chvatal, an individual ("SELLER"), with respect to the following facts:

                                    RECITALS:

         A. Pursuant to a Shareholder Agreement dated March 31, 2000 between Seller and Purchaser (the "SHAREHOLDER AGREEMENT"), the Seller has agreed to sell to Purchaser, subject to certain conditions, all of Seller's share in DCB Actuaries and Consultants, s.r.o., a limited liability company organized under the laws the Czech Republic (the "COMPANY"). For purposes hereof, the term "Share" shall refer to the limited liability company interest in the Company owned by Seller, including Seller's entire legal and economic interest in the Company.

         B. Under agreements similar to the Shareholder Agreement (the "Remaining Agreements"), certain of the remaining holders of a limited liability interest in the Company have also agreed to sell such interest in the Company to the Purchaser. Pursuant to an agreement (the "Share Purchase Agreement") with David Robinson and Vladimir Havlena, the Purchaser has agreed to purchase their limited liability company interests in the Company.

         C. Purchaser and Seller desire that Seller agree to the terms hereof in order to induce Purchaser to complete the transactions contemplated by the Share Purchase Agreement and the Remaining Agreements. Seller acknowledges that as of the date hereof, Purchaser is not obligated to proceed with or consummate such transactions.

                                    AGREEMENT
                                    ---------

         1. PURCHASE PRICE. The purchase price for the Share being purchased by the Purchaser shall be as set forth in the Shareholder Agreement, and this Agreement does not modify such purchase price in any way.

         2. CLOSING OF TRANSACTION. The sale of the Share by Seller to Purchaser under the Shareholder Agreement shall be coordinated with and shall occur simultaneously with the closing of the transactions contemplated by the Share Purchase Agreement and the Remaining Agreements. Within one business day after the Closing, the Purchaser shall deliver to Seller the cash portion of the purchase price as set forth in the Shareholder Agreement. The cash portion of the purchase price for all outstanding shares of limited liability company interest may be transferred by wire transfer to the Company's US dollar account, for immediate distribution to the Seller and the other sellers of such limited liability company interests. Within 30 days after the Closing, the Purchaser shall deliver to the Seller a stock certificate representing the preferred stock of the Purchaser to which the Seller shall be entitled hereunder and under the Shareholder Agreement.

         3. REPRESENTATIONS AND WARRANTIES. Seller agrees with, and represents and warrants to Buyer as follows:

                  (a) ORGANIZATION. This Agreement and the Shareholder Agreement each has been duly executed and delivered by Seller, and constitutes a legal, valid and binding obligation of Seller, enforceable against him in accordance with its terms.

                  (b) OWNERSHIP OF SHARES AND POWER TO TRANSFER. The Share is validly issued and outstanding, fully paid and nonassessable. The Share represents a 9% limited liability company interest in the Company. Seller has not granted any, and there are no outstanding options, subscription rights, proxy or voting rights or any other commitments of any character relating to the Share. Seller has good and valid title to the Share, free and clear of any claims or other rights or interests of any person, and Seller has the absolute and unrestricted right, power, authority and capacity to transfer the Share to Buyer at the Closing. Upon consummation of the Closing, without exception Buyer will acquire from Seller legal and beneficial ownership of, and good and valid title to, and all rights to vote, the Share, free and clear of all restrictions, options, security interests and adverse or equitable claims or rights whatsoever.

                  (c) CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No approval, authorization or filing or registration with any governmental or regulatory authority by Purchaser, Seller or the Company is required in connection with the execution, delivery and performance of this Agreement by Seller.

                  (d) AGREEMENT NOT A BREACH. The execution and performance of this Agreement by Seller will not (i) conflict with or result in a breach of the terms of any obligation under, or permit termination of, any agreement to which Seller is a party; (ii) conflict with or violate the provisions of any law or any judgment, decree, order, regulation or rule of any court or governmental authority binding upon Seller or the Company; (iii) violate or result in the modification or loss of any permit, license or other authorization applicable to the Company; or
         (iv) result in the creation of any material lien or charge upon the Share or any assets of the Company.

                  (e) LITIGATION. No legal proceedings are pending or, to the knowledge of Seller, threatened against the Company or the Seller.

                  (f) COMPLIANCE WITH LAW. To the Seller's knowledge, the conduct of business by the Company has not violated and does not violate in any material respect any federal, state, local or foreign laws, rules, regulations, orders, or other similar items in force on the date hereof.

                  (g) BROKERS COMMISSION OR FINDER'S FEE. Seller has not retained any broker or finder or agreed to become obligated to pay any fee or commission to any broker or finder for or an account of the transactions contemplated by this Agreement. The Purchaser shall be responsible for the fees and commissions of any broker or finder engaged by it in connection with these transactions.

                  (h) DISCLOSURE. Seller acknowledges that he has received and had an opportunity to review: (i) the Purchaser's Annual Report on Form 10-K for the year ended June 30, 1999; (ii) the Purchaser's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999; and (iii) the Purchaser's supplemental disclosure document dated April 10, 2000, concerning certain risks associated with an investment in the Purchaser's securities. Seller further acknowledges that he has had the opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Purchaser's securities to Seller, and to obtain any additional information which the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to Seller concerning the Purchaser.

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

                  (i) RESIDENCE. Seller's permanent residence is in the Czech Republic.

                  (j) RESTRICTIONS ON RESALE. Seller understands that the preferred shares to be issued by the Purchaser upon the closing of the transactions contemplated by the Shareholder Agreement, and the common shares that are issuable upon the conversion of such preferred shares, shall be issued pursuant to an exemption from registration under the United States securities laws, and that, accordingly, such shares are being purchased for investment and not with a view to the unregistered distribution or resale thereof, except to the extent permitted by applicable law. Seller understands that he will not be entitled to resell or transfer such preferred stock or common stock of the Purchaser until such resale or transfer is registered under the applicable securities laws or an exemption from registration is available. Purchaser has no obligation to register such securities. The certificate representing such securities shall bear a legend reflecting such restrictions.

         4. NO OTHER EFFECT ON SHAREHOLDER AGREEMENT. Except as expressly set forth herein, the Shareholder Agreement shall remain in full effect, according to its terms.

         5. COUNTERPARTS. This Supplement to Shareholder Agreement may be executed in two counterparts, which taken together shall be deemed a single instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates indicated opposite their names below.

                                            MEDCOM.USA, INC.


Date:  April 14, 2000                       By: /S/ MICHAEL MALET
                                               ---------------------------------



                                            SELLER


Date: April 13, 2000                        /S/ Martin Chvatal
                                            ------------------------------------
                                            Martin Chvatal



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